SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement	Confidential, for use of the

Commission only (as permitted by

Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to Rule 14a-12.

Kellogg Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

Dear Share Owner:

It is my pleasure to invite you to attend the 2001 Annual Meeting of Share Owners of Kellogg Company. The meeting will be held at 1:00 p.m. on Friday, April 27, 2001, at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors. Attendance at the Annual Meeting will be limited to share owners only. If you plan to attend the meeting, please detach the Admission Ticket attached to your proxy card.

If you are a share owner whose shares are not registered in your own name or you will be receiving your materials electronically and you plan to attend, please request an Admission Ticket by writing to: Kellogg Company Share Owner Services, One Kellogg Square, Battle Creek, MI 49016-3599. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Share owners without tickets will only be admitted to the meeting upon verification of stock ownership.

Share owners needing special assistance at the meeting are requested to contact Share Owner Services at the address listed above.

Your vote is important. Whether you plan to attend the meeting or not, I urge you to vote your shares as soon as possible. Please either sign and return the accompanying card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This will ensure representation of your shares if you are unable to attend. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card.

Sincerely,

Carlos M. Gutierrez
Chairman of the Board,
President and Chief Executive Officer

March 16, 2001

KELLOGG COMPANY
One Kellogg Square
Battle Creek, Michigan 49016-3599

NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO BE HELD APRIL 27, 2001

TO THE SHARE OWNERS:

      The Annual Meeting of Share Owners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. on Friday, April 27, 2001, at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect four directors for a three-year term to expire at the 2004 Annual Meeting of Share Owners;

2.	To consider and act upon a share owner proposal, if presented at the meeting; and

3.	To take action upon any other matters that may properly come before the meeting and any adjournments of the meeting.

      Only share owners of record at the close of business on February 28, 2001, will receive notice of and be entitled to vote at the meeting or any adjournments of the meeting.

By Order of the Board of Directors,

Janet Langford Kelly

Executive Vice President
General Counsel and Secretary

March 16, 2001

ELECTRONIC VOTING:

You may now vote your shares by telephone or over the Internet.

Voting electronically is quick, easy, and saves the Company money.

Just follow the instructions on your proxy card.

KELLOGG COMPANY

ONE KELLOGG SQUARE

BATTLE CREEK, MICHIGAN 49016-3599
PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHARE OWNERS

TO BE HELD ON FRIDAY, APRIL 27, 2001

Solicitation of Proxy

      This Proxy Statement and the accompanying Proxy are furnished to share owners of Kellogg Company in connection with the solicitation of proxies for use at the Annual Meeting of Share Owners of the Company to be held in Battle Creek, Michigan, on Friday, April 27, 2001, and any adjournments of the meeting. The enclosed Proxy is solicited by the Board of Directors of the Company.

Mailing Date

      The Annual Report of the Company for 2000 including financial statements, the Notice of Annual Meeting, this Proxy Statement, and the Proxy were mailed to share owners beginning on March 16, 2001.

Who Can Vote — Record Date

      The record date for determining share owners entitled to vote at the Annual Meeting is February 28, 2001. Each of the 405,696,507 shares of common stock of the Company issued and outstanding on that date is entitled to one vote at the Annual Meeting.

How to Vote — Proxy Instructions

      You may vote your shares either (1) over the telephone by calling a toll-free number, (2) by using the Internet, or (3) by mailing in your proxy card. Share owners who hold their shares in “street name” must vote their shares in the manner prescribed by their brokers.

      The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Daylight Time on Thursday, April 26, 2001. If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us before the meeting.

      Whether you choose to vote by telephone, over the Internet, or by mail, you may specify whether your shares should be voted for all, some, or none of the nominees for director (Proposal 1 on the proxy card). You may also specify whether you approve, disapprove, or abstain from Proposal 2, which may be presented by a share owner.

      If you do not specify on your proxy card, or when giving your proxy by telephone or over the Internet, how you want to vote your shares, we will vote them “For” the election of all nominees for director as set forth under “Election of Directors” (Proposal 1) below, “Against” Proposal 2, and otherwise at the discretion of the persons named in the proxy card.

      When a properly executed proxy is received, the shares represented thereby, including shares held under the Company’s Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each share owner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under the Company’s Savings and Investment Plans.

Revocation of Proxies

      You may revoke your proxy at any time before it is exercised in any of three ways:

(1)	by submitting written notice of revocation to the Company Secretary;

(2)	by submitting another proxy by telephone, via the Internet, or by mail that is later dated and, if by mail, that is properly signed; or

(3)	by voting in person at the meeting.

Quorum

      A quorum of share owners is necessary to hold a valid meeting. A quorum will exist if the holders of a majority of the votes entitled to be cast by the share owners at the Annual Meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Required Vote

      Persons receiving a plurality of the votes cast at the Annual Meeting will be elected directors. “Plurality” means that the nominees who receive the largest number of votes cast are elected as directors. Shares not voted (whether by abstention, broker “non-votes,” or otherwise) have no effect on the election of directors. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate this will occur.

      A majority of the votes cast at the Annual Meeting are necessary to approve Proposal 2 (a share owner proposal). Shares not voted (whether by abstentions, broker “non-votes,” or otherwise) will have no effect on the election of directors (Proposal 1), but will have the effect of a “no” vote on Proposal 2.

Other Business

      The Company does not intend to bring any business before the meeting other than that set forth in the Notice of Annual Meeting and described in this Proxy Statement. However, if any other business should properly come before the meeting, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs

      The Company pays for the preparation and mailing of the Notice of Annual Meeting and Proxy Statement. We have hired Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage firms, custodians, and other fiduciaries. We expect the fees and expenses for Morrow & Co. to be approximately $8,000. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy soliciting materials to the beneficial owners of the common stock of the Company at our expense.

SECURITY OWNERSHIP

Five Percent Holders

      The following table shows each person who, based upon their most recent filings with the Securities and Exchange Commission, beneficially owns more than five percent (5%) of the Company’s common stock.

		Percent of Class on
Beneficial Owner	Shares Beneficially Owned	December 31, 2000

W. K. Kellogg Foundation Trust(1) c/o The Bank of New York Company, Inc. One Wall Street New York, NY 10286	130,411,440 shares(2)	32.0%
George Gund III 39 Mesa Street San Francisco, CA 94129	41,578,147 shares(3)	10.3%
KeyCorp 127 Public Square Cleveland, OH 44114-1306	34,844,407 shares(4)	8.6%
Capital Group International, Inc. 11100 Santa Monica Boulevard Los Angeles, CA 90025	31,142,460 shares(5)	7.7%

(1)	The trustees of the W. K. Kellogg Foundation Trust (the “Trust”) are Carlos M. Gutierrez, William C. Richardson, Jonathan T. Walton, and The Bank of New York. The W. K. Kellogg Foundation, a Michigan charitable corporation (the “Foundation”), is the sole beneficiary of the Trust. Under the terms of the Trust, if a majority of the trustees of the Trust (which majority must include the corporate trustee) are unable to agree, the Foundation has the power to direct the voting of the common stock held in the Trust. With certain limitations, the Foundation also has the power to select successor trustees of the Trust and to remove any trustee. The Trust requires that at least one trustee of the Trust be a trustee of the Foundation.

(2)	Does not include 721,920 shares held in a trust in which the Foundation currently has a beneficial interest.

The Bank of New York is a trustee of the Trust and shares voting and investment power with respect to shares owned by the Trust with the other three trustees. The Bank of New York has sole voting power for 230,567 shares, shared voting power for 132,470,621 shares (including those shares beneficially owned by the Trust), sole investment power for 166,892 shares, and shared investment power for 130,694,133 shares (including those shares beneficially owned by the Trust).

(3)	George Gund III has sole voting power for 224,000 shares, shared voting power for 41,354,147 shares, and shared investment power for 10,480,492 shares. Of the shares that Mr. Gund has shared voting and investment power, 7,163,800 are held by a nonprofit foundation of which George Gund III is one of seven trustees and one of eleven members, as to which shares Mr. Gund disclaims beneficial ownership. Gordon Gund, a director of the Company, is a brother of George Gund III and may be deemed to share voting or investment power over 3,092,692 shares shown as beneficially owned by George Gund III, as to which shares Gordon Gund disclaims beneficial ownership.

(4)	KeyCorp, as trustee for certain Gund family trusts included under (3) above, as well as other trusts, has sole voting power for 3,891,048 shares, shared voting power for 11,600 shares (including certain of the shares beneficially owned by George Gund III), sole investment power for 33,942,068 shares, and shared investment power for 902,339 shares. The aggregate amount beneficially owned by KeyCorp is 34,844,407 shares.

(5)	Capital Group International, Inc. is the parent holding company of a group of investment management companies, including a bank, that hold sole voting power for 26,192,230 shares and sole investment power for 31,142,460 shares. Capital Group International, Inc. disclaims beneficial ownership over these shares.

Officer and Director Stock Ownership

      The following table shows the number of shares of common stock of the Company beneficially owned as of January 31, 2001, by each director and nominee for director, each executive officer included in the Summary Compensation Table, and all directors, nominees, and executive officers as a group.

Shares of Common
Name	Stock Beneficially Owned(3)

Benjamin S. Carson, Sr.(2)	8,626
John T. Dillon(2)	6,281
Claudio X. Gonzalez(1)(2)	17,021
Gordon Gund(1)(2)(5)	20,630
Carlos M. Gutierrez(4)(6)	616,051
Alan F. Harris(7)	296,131
James M. Jenness(1)(2)	105,281
Dorothy A. Johnson(1)(2)	12,237
Janet L. Kelly	103,200
Ann McLaughlin Korologos(1)(2)	17,466
J. Richard Munro(1)(2)	18,709
William D. Perez(2)	6,749
Michael J. Teale	350,165
William C. Richardson(1)(2)(4)	10,406
Thomas J. Webb	81,500
John L. Zabriskie(1)(2)	13,598
All directors, nominees, and executive officers as a group(1)(8)(9)	2,237,912

(1)	Does not include the following number of common stock units held under the Deferred Compensation Plan for Non-Employee Directors: Mr. Gonzalez, 7,335 units; Mr. Gund, 29,922 units; Mr. Jenness, 943 units; Ms. Johnson, 3,750 units; Ms. McLaughlin Korologos, 7,556 units; Mr. Munro, 5,575 units; Dr. Richardson, 6,437 units; and Dr. Zabriskie, 3,833 units. The units have no voting rights.

(2)	Includes the following number of shares held in the Company’s Grantor Trust for Non-Employee Directors which are subject to restrictions on investment: Dr. Carson, 3,626 shares; Mr. Dillon, 1,531 shares; Mr. Gonzalez, 9,322 shares; Mr. Gund, 9,230 shares; Mr. Jenness, 1,531 shares; Ms. Johnson, 2,810 shares; Ms. McLaughlin Korologos, 9,035 shares; Mr. Munro, 9,910 shares; Mr. Perez, 1,749 shares; Dr. Richardson, 5,006 shares; Dr. Zabriskie, 6,599 shares; and all directors as a group, 60,348 shares.

(3)	Includes the following number of shares which the named persons have the right to acquire through exercise of an option or otherwise by March 31, 2001: Dr. Carson, 5,000 shares; Mr. Dillon, 3,750 shares; Mr. Gonzalez, 5,000 shares; Mr. Gund, 5,000 shares; Mr. Gutierrez, 495,694 shares; Mr. Harris, 276,191 shares; Mr. Jenness, 103,750 shares; Ms. Johnson, 5,000 shares; Ms. Kelly, 94,000 shares; Ms. McLaughlin Korologos, 5,000 shares; Mr. Munro, 5,000 shares; Mr. Perez, 5,000 shares; Mr. Teale, 303,492 shares; Dr. Richardson, 5,000 shares; Mr. Webb, 81,500 shares; Dr. Zabriskie, 5,000 shares; and all directors, nominees, and executive officers as a group, 1,913,643 shares.

(4)	Does not include shares owned by the W. K. Kellogg Foundation Trust as to which Mr. Gutierrez and Dr. Richardson, as trustees of the Trust, share voting and investment power or shares as to which the Trust or the Foundation have current beneficial interests.

(5)	Gordon Gund disclaims beneficial ownership of 3,092,692 shares beneficially owned by George Gund III.

(6)	Includes 4,753 shares held for the benefit of Mr. Gutierrez’s children, over which he disclaims beneficial ownership, and 51,328 shares owned by Mr. Gutierrez’s wife.

(7)	Includes 2,700 shares owned by Mr. Harris’ wife.

(8)	Includes 88,951 shares owned by spouses; 6,471 shares owned by, or held for the benefit of, children, over which the applicable director, nominee, or executive officer disclaims beneficial ownership; 3,048 shares owned jointly, over which the director, nominee, or executive officer shares voting and investment power; and 59,997 shares held in the Company’s Savings and Investment Plans, which contain some restrictions on investment.

(9)	Represents less than one percent of the Company’s issued and outstanding common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and greater-than-10% share owners to file reports with the Securities and Exchange Commission (“SEC”). SEC regulations require the Company to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to the Company, we believe that all of these reporting persons complied with their filing requirements for 2000, except that a Form 3 for Mr. Martinez, who was an executive officer for part of 2000, contained an error, which was subsequently corrected in an amendment filed after the Form 3 due date.

Report of the Audit Committee

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Committee is composed of five independent directors, met five times in 2000, and operates under a written charter (Exhibit A) approved by the Board. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements to be included in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

      The Committee reviewed with the independent auditors, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, and the matters in the auditors’ written disclosures received from the auditors and required by the Independence Standards Board, including those required by Statement on Auditing Standards No. 61.

      The Committee has considered whether the provision by the auditors of non-audit professional services (including professional services for financial information systems design and implementation and other services, the fees for which during 2000 are listed on the next page) is compatible with maintaining the auditors’ independence.

      The Committee also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the SEC. The Committee also evaluated and recommended to the Board the reappointment of the Company’s independent auditors for the Company’s 2001 fiscal year.

AUDIT COMMITTEE

Ann McLaughlin Korologos, Chairman
John T. Dillon
Dorothy A. Johnson
William D. Perez
John L. Zabriskie

Audit Fees

      The aggregate amount of fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s consolidated financial statements for 2000 and for reviews of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2000 was $1,400,000.

Financial Information Systems Design and Implementation Fees

      The aggregate amount of fees billed to the Company by Pricewaterhouse Coopers LLP for professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of SEC Regulation S-X which were rendered to the Company for 2000 was $200,000.

All Other Fees

      The aggregate amount of all other fees billed to the Company by Pricewaterhouse Coopers LLP for services which were rendered to the Company for 2000 was $7,000,000.

Proposal 1.

ELECTION OF DIRECTORS

      The Amended Restated Certificate of Incorporation and the Bylaws of the Company provide that the Board of Directors shall be comprised of not less than seven nor more than fifteen directors divided into three classes as nearly equal in number as possible and that each director shall be elected for a term of three years with the term of one class expiring each year.

      Four directors are to be elected at the Annual Meeting to serve for a term ending at the 2004 Annual Meeting of Share Owners and the proxies cannot be voted for a greater number of persons than the number of nominees named. Carleton S. Fiorina resigned from the Board on January 10, 2001, and J. Richard Munro will resign immediately before the Annual Meeting. The Company would like to thank them for their years of dedicated service. There are currently twelve members of the Board.

      The Board of Directors recommends that the share owners vote “FOR” the following nominees: Benjamin S. Carson, Sr., Gordon Gund, Dorothy A. Johnson, and Ann McLaughlin Korologos. Each nominee was proposed by the Nominating and Corporate Governance Committee for consideration by the Board and presentment to the share owners.

Nominees for Election for a three-year term expiring at the 2004 Annual Meeting

BENJAMIN S. CARSON, SR. Dr. Carson, age 49, has served as a director of the Company since 1997. He is Director of Pediatric Neurosurgery, The Johns Hopkins Medical Institutions, a position he has held since 1984. Dr. Carson is also a director of Costco Wholesale Corporation.

GORDON GUND. Mr. Gund, age 61, has served as a director of the Company since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. Mr. Gund is the principal owner of the Cleveland Cavaliers NBA team. He is also a director of Corning Incorporated.

DOROTHY A. JOHNSON. Ms. Johnson, age 60, has served as a director of the Company since 1998. Ms. Johnson is President of Ahlburg Company, a philanthropic consulting agency, a position she has held since February 2000. In January 2000, she retired as President and Chief Executive Officer of the Council of Michigan Foundations, a position she had held since 1975. She has been a member of the Board of Trustees of the W. K. Kellogg Foundation since 1980. Ms. Johnson is also a director of National City Corporation and the Corporation for National Service.

ANN MCLAUGHLIN KOROLOGOS. Ms. Korologos, age 59, has served as a director of the Company since 1989. She is currently Senior Advisor to Benedetto, Gartland & Company, Inc. and Chairman Emeritus of The Aspen Institute, a nonprofit organization, and former U.S. Secretary of Labor. She is also a director of Microsoft Corporation; AMR Corporation (and its subsidiary, American Airlines); Nordstrom, Inc.; Host Marriott Corporation; Fannie Mae; Harman International Industries, Inc.; Donna Karan International Inc.; and Vulcan Materials Company.

Continuing Directors to serve until the 2002 Annual Meeting

CLAUDIO X. GONZALEZ. Mr. Gonzalez, age 66, has served as a director of the Company since 1990. In 1973, he was named Chairman of the Board and Chief Executive Officer of Kimberly-Clark de Mexico, S.A. de C.V., a producer of consumer disposable tissue products and writing and other papers. He is also a director of Kimberly-Clark Corporation; General Electric Company; Planet Hollywood International, Inc.; Banco Nacional de Mexico; Grupo Industrial ALFA; Grupo Modelo; Grupo Carso; Grupo Televisa; America Movil; and The Mexico Fund. Mr. Gonzalez is also an advisory director of Unilever PLC and is on the J. P. Morgan International Advisory Council.

CARLOS M. GUTIERREZ. Mr. Gutierrez, age 47, has served as a director of the Company since January 1999. Mr. Gutierrez is Chairman of the Board, a position he has held since April 2000, and President and Chief Executive Officer of the Company, positions he has held since April 1999. Mr. Gutierrez joined Kellogg de Mexico in 1975. He was appointed Executive Vice President and President, Kellogg Asia-Pacific in 1994, Executive Vice President-Business Development in 1996, and President and Chief Operating Officer in 1998. He is also a trustee of the W. K. Kellogg Foundation Trust.

WILLIAM C. RICHARDSON. Dr. Richardson, age 60, has served as a director of the Company since 1996. He is President and Chief Executive Officer and a member of the Board of Trustees of the W. K. Kellogg Foundation, and

a trustee of the W. K. Kellogg Foundation Trust. He is also a director of CSX Corporation and The Bank of New York Company, Inc.

JOHN L. ZABRISKIE. Dr. Zabriskie, age 61, has served as a director of the Company since 1995. In 1999, he retired as Chief Executive Officer of NEN Life Science Products, Inc., a position he had held since 1997. From November 1995 to January 1997, Dr. Zabriskie served as President and Chief Executive Officer of Pharmacia & Upjohn, Inc. Dr. Zabriskie is also a director of Biomira, Inc.; AlphaGene, Inc.; Cubist Pharmaceuticals, Inc.; Callisto Pharmaceuticals; Array Biopharma; and Macrochem Inc.

Continuing Directors to serve until the 2003 Annual Meeting

JOHN T. DILLON. Mr. Dillon, age 62, was appointed a director of the Company in 2000. He has been Chairman of the Board and Chief Executive Officer of International Paper Company since 1996. He is also a director of Caterpillar Inc. He is Chairman of the Board of The National Council on Economic Education, a member of The Business Roundtable, and the Advisory Committee for Trade Policies and Negotiation, and Chairman of The American Forest and Paper Association.

JAMES M. JENNESS. Mr. Jenness, age 54, was appointed a director of the Company in 2000. He is Chief Executive Officer of Integrated Merchandising Systems LLC, a leader in outsource management of retail promotion and branded merchandising. Before joining Integrated Merchandising Systems in 1997, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. Mr. Jenness is also a director of Schwarz Company, Group II Communications, and Integrated Merchandising Systems.

WILLIAM D. PEREZ. Mr. Perez, age 53, was elected a director of the Company in 2000. He is President and Chief Executive Officer of S. C. Johnson & Son, Inc., a position he has held since 1997. Mr. Perez joined S. C. Johnson & Son, Inc. in 1970 and has held a number of senior positions. Mr. Perez is also a director of The May Department Stores Company and Hallmark Cards, Incorporated.

ABOUT THE BOARD OF DIRECTORS

      The Board of Directors has the following standing committees: Executive Committee, Audit Committee, Compensation Committee, Finance Committee, Nominating and Corporate Governance Committee, and Social Responsibility Committee.

      The Executive Committee is generally empowered to act on behalf of the Board. The Executive Committee did not meet in 2000. The members of the Executive Committee are Mr. Gutierrez, Chairman, Mr. Gonzalez, Mr. Gund, Ms. McLaughlin Korologos, Mr. Munro, Dr. Richardson, and Dr. Zabriskie.

      The Audit Committee reviews the accounting principles, the controls and scope of the audit practices of the Company, and makes reports and recommendations to the Board on those matters and with respect to the independent auditor and internal auditors. It met five times in 2000. The members of the Audit Committee are Ms. McLaughlin Korologos, Chairman, Mr. Dillon, Ms. Johnson, Mr. Perez, and Dr. Zabriskie.

      The Compensation Committee reviews recommendations for compensating management personnel, determines compensation of the Chief Executive Officer, and provides advice and recommendations to the Board on these subjects. It met seven times in 2000. The members of the Compensation Committee are Mr. Gonzalez, Chairman, Mr. Gund, Mr. Munro, Dr. Richardson, and Dr. Zabriskie.

      The Finance Committee reviews and makes recommendations to the Board regarding the financial and capital structure of the Company, borrowing commitments, and other significant financial matters. It met four times in 2000. The members of the Finance Committee are Dr. Zabriskie, Chairman, Mr. Dillon, Mr. Gonzalez, Mr. Gund, Ms. Johnson, Mr. Perez, and Dr. Richardson.

      The Nominating and Corporate Governance Committee advises the Board on corporate governance issues, investigates and reviews the qualifications of candidates, recommends nominees to the Board, and reviews the functioning of the Board and the fulfillment of its duties and responsibilities. It met three times in 2000. The members of the Nominating and Corporate Governance Committee are Mr. Gund, Chairman, Dr. Carson, Mr. Gonzalez, Ms. McLaughlin Korologos, and Dr. Zabriskie.

      The Social Responsibility Committee investigates and reviews the manner in which the Company discharges its social responsibilities and recommends to the Board policies, programs, and procedures it deems appropriate to enable the Company to carry out and discharge fully its social responsibilities. It met one time in 2000. The members of the Social Responsibility Committee are Mr. Munro, Chairman, Dr. Carson, Mr. Jenness, Ms. Johnson, Ms. McLaughlin Korologos, and Dr. Richardson.

      The Board held sixteen meetings in 2000. All of the incumbent directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the directors were members during 2000, except that Dr. Carson attended 68% of the total number of such meetings.

Non-Employee Director Compensation and Benefits

      Each non-employee director receives an annual retainer fee of $25,000; $1,000 for each meeting of the Board or committee of the Board attended; $4,000 if he or she served as Chairman of a committee; and reimbursement for all expenses incurred in attending such meetings.

      Under the Non-Employee Director Stock Plan approved by share owners in 2000, each eligible non-employee director annually is granted options to purchase 5,000 shares of common stock and awarded 1,700 shares of common stock. These shares are placed in the Kellogg Company Grantor Trust for Non-Employee Directors (the “Grantor Trust”). Under the terms of the Grantor Trust, shares are available to a director only upon termination of service on the Board.

      Under the Deferred Compensation Plan for Non-Employee Directors, non-employee directors may each year irrevocably elect to defer all or a portion of their cash compensation payable for the ensuing year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of the Company’s common stock. If dividends are declared by the Board, a fractional unit representing the dividend is credited to the account of each participating director. A participant’s account balance is paid in cash upon termination of service as a director, over a period from one to ten years, at the election of the director.

      The Company maintains Director and Officer Liability Insurance, individually insuring the directors and officers of the Company against losses that they become legally obligated to pay resulting from their actions while performing duties on behalf of the Company. The Company also maintains travel accident insurance for each director.

      Prior to December 1995, the Company had a Director’s Charitable Awards Program, in which each director could name up to four organizations to which the Company would contribute an aggregate of $1 million upon the death of the director. In 1995, the Board voted to discontinue this program for directors first elected after December 1995.

      In addition to the standard benefits described above, James M. Jenness was granted a non-qualified stock option to purchase 300,000 shares of the Company’s common stock at $27 per share, the fair market price of the stock on July 27, 2000. In connection with this option, Mr. Jenness has agreed to devote fifty percent of his working time to consulting with the Company on such matters as the Chief Executive Officer may direct. The option vests in three equal annual installments and further vesting terminates immediately if Mr. Jenness is no longer willing to devote fifty percent of his working time to consult with the Company or if the Company notifies Mr. Jenness that it no longer wishes to receive such consulting services. The option contains the AOF provisions described in footnote (4) of the Summary Compensation Table. In addition, if Mr. Jenness attempts to provide consulting services to a direct competitor within one year after he exercises any part of this option, he must return the gain received upon such exercise and any portion which remains unexercised will be immediately cancelled.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table provides information for the last three years concerning the compensation of the Company’s Chief Executive Officer and its four other most highly compensated executive officers.

					Long-Term
					Compensation Awards
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options	Compensation
Name and Principal Position	Year	($)	($)	($)(2)	($)(3)	(#)(4)	($)(5)

Carlos M. Gutierrez	2000	806,250	127,500	—	-0-	250,000	11,847
Chairman, President and Chief	1999	638,750	461,700	—	-0-	83,037	11,647
Executive Officer	1998	467,500	59,890	—	-0-	220,517	11,493
Michael J. Teale	2000	369,800	340,000	—	31,425	66,000	11,216
Executive Vice President	1999	344,000	152,900	—	-0-	77,303	10,680
	1998	338,250	82,560	—	-0-	96,275	10,713
Thomas J. Webb	2000	375,900	260,000	85,125	-0-	163,000	612,000
Executive Vice President
Alan F. Harris	2000	453,300	70,000	308,956	-0-	110,000	11,553
Executive Vice President	1999	405,960	210,000	203,055	-0-	77,129	13,749
	1998	329,750	80,106	75,565	-0-	82,464	5,303
Janet L. Kelly	2000	412,000	67,600	1,919	31,425	63,000	402,845
Executive Vice President	1999	133,000 (1)	260,000	71,912	-0-	125,000	-0-

(1)	Ms. Kelly joined the Company in September 1999.

(2)	Represents payments to or on behalf of Mr. Harris, primarily under the Company’s Expatriate Compensation Program, and to or on behalf of Mr. Webb and Ms. Kelly, primarily in connection with their relocation and moving expenses

(3)	Ms. Kelly and Mr. Teale were each awarded 1,200 shares of restricted stock on March 15, 2000, under the 1991 Key Employee Long Term Incentive Plan, when the closing price of Kellogg Company common stock was $26.1875 per share. These awards were valued at $31,425 on December 29, 2000, based on the closing price of Kellogg Company common stock on that date. Messrs. Gutierrez and Harris and Ms. Kelly were also awarded 13,947, 7,657, and 7,395 shares, respectively, of restricted stock in February 2001, under the Company’s 2001 Long-Term Incentive Plan. These awards were valued at approximately $382,500, $210,000, and $202,800, respectively, based on the closing price of Kellogg Company common stock on February 16, 2001, the grant date. The named executive officers have received no other awards of restricted stock.

(4)	All the options granted contained an accelerated ownership option feature (“AOF”), including the AOF options described below. Under the terms of the original option grant, an AOF option is generally received when Company stock is surrendered to pay the exercise price of a stock option and related taxes. The holder of the option receives an AOF option for the number of shares surrendered. For AOF options, the expiration date is the same as the original option, and the option price is the fair market value of the Company’s stock on the date the AOF option is granted. During 1999 and 1998, Messrs. Gutierrez, Teale, and Harris received the following amounts of AOF options, included in the Summary Compensation Table, from their surrender of Kellogg Company stock to exercise an original option: Mr. Gutierrez, 3,037 and 97,012 such options; Mr. Teale, 41,303 and 35,400 such options; and Mr. Harris, 31,129 and 17,894 such options. In addition, the Company has a Bonus Replacement Stock Option Plan, described on page 15 in the Report of the Compensation Committee, under which senior executives could annually elect to forego all, or a portion of, their annual bonus and receive stock options. During 1998, Messrs. Gutierrez, Teale, and Harris received 13,505, 5,875, and 4,570 original options, respectively, which are included in the Summary Compensation Table, in return for foregoing a portion of their annual cash bonus.

(5)	Mr. Webb and Ms. Kelly received sign-on bonuses, of which $300,000 and $400,000, respectively, were paid in 2000 under their employment agreements. Mr. Webb received an additional sign-on bonus of $312,000 because other events specified in his employment agreement occurred. The other amounts represent Company matching contributions on behalf of each named individual to the Kellogg Company Salaried Savings and Investment Plan.

Employment and Change in Control Agreements

      The named continuing executive officers have agreements with the Company which become operative only if a “change of control” (as defined therein) of the Company occurs. The agreements provide that, during the three-year period after the change of control, the officers are entitled to receive a monthly base salary at least equal to the highest monthly salary earned during the twelve months before the agreements became operative, as well as annual bonuses at least equal to the highest annual bonus received during the three years before the agreements became operative. The agreements also provide for their continued participation in benefit plans during the three-year period, with those plans to generally be no less favorable, in the aggregate, than those in effect during the one hundred twenty day period before the agreements became operative.

      In addition, if during the three-year period, any of such executive officers terminate his or her employment for “good reason” (as defined), or if the Company terminates his or her employment for reasons other than “cause” or “disability”, he or she will generally be entitled to receive, within thirty days after termination: (a) any unpaid salary through the date of termination, as well as a pro-rata bonus for the year of termination at target or, if higher, the bonus amount described below; (b) three times the sum of his or her annual base salary and a bonus amount; and (c) the actuarial equivalent of the benefit that he or she would have received for three years of additional participation under the Company’s retirement plans. The bonus amounts used to determine the amounts described in clauses (a) and (b) above are both equal to the highest of (1) the highest annual bonus earned for the three most recent years ended before the agreement became operative, and (2) the most recent bonus (if any) earned for a year ended after the agreement became operative. A terminated executive officer would also continue to participate in the Company’s welfare benefit plans for three years after termination, would be eligible for continued vesting of his or her equity awards during this three-year period, and would receive outplacement benefits. If Mr. Webb’s or Ms. Kelly’s employment terminated for any such reason, he or she would receive the payments described in this paragraph in lieu of the severance payments described below.

      In addition, under these agreements, the Company is obligated to pay each such executive officer a “gross up” payment to make him or her whole for any federal excise taxes on “excess parachute payments” owed on such severance payments and benefits or any other payments and benefits from the Company.

      Mr. Webb has an agreement with the Company, effective December 30, 1999, providing for a starting salary of $400,000 per year and a targeted bonus of 65% of base pay, with the bonus for 2000 being guaranteed. The agreement also provides for a sign-on payment of $300,000 (less applicable deductions) and an additional sign-on payment if other events occur, a sign-on stock option to acquire 100,000 shares of the Company’s common stock, and a guaranteed stock option award of 63,000 shares of the Company’s common stock for 2000, along with specified pension arrangements. It also provides that, if his employment is terminated under certain conditions, he would be entitled to severance pay equal to two years of base pay and target bonuses, so long as he executes a release, as well as continuation of health care benefits.

      Mr. Harris has a revised agreement with the Company, effective July 26, 2000, providing that if his employment is terminated by the Company under certain conditions, or if he is required to relocate outside the United States, prior to March 19, 2004, he would be entitled to receive his base salary through July 1, 2002, and severance pay equal to the greater of the average of his prior two years’ base pay and actual bonus, or two times his salary and target bonus for the year in which the termination occurs, less applicable deductions. In the event a “change of control” occurs, Mr. Harris would generally receive the benefits described in the first two paragraphs of this Section in lieu of the payments described in this paragraph, except that Mr. Harris would also receive his base salary through July 1, 2001, if his employment is terminated, or if Mr. Harris resigns, under certain conditions after a “change of control” occurring before that date.

      Ms. Kelly has an agreement with the Company, effective August 30, 1999, providing for a starting salary of $400,000 per year and a targeted bonus of 65% of base pay, with the bonus for 1999 being guaranteed. The agreement also provides for two sign-on payments of $400,000 each (less applicable deductions), a sign-on stock option to acquire 125,000 shares of the Company’s common stock, and specified service credits under the pension plan. It also provides that, if her employment is terminated under certain conditions, she would be entitled to severance pay equal to two years of base pay and target bonuses, so long as she executes a release, as well as continuation of health care benefits.

Option Grants in Last Fiscal Year

      The following table provides information regarding stock options granted during 2000 to the persons named in the Summary Compensation Table.

	Individual Grants

	Number of	% of Total
	Securities	Options
	Underlying	Granted to			Grant Date
	Options	Employees in	Exercise		Present
	Granted	Fiscal	Price	Expiration	Value
Name	(#)(1)	Year (%)	($/Share)	Date	($)(2)

C. M. Gutierrez	250,000	3.9%	$24.219	1/31/10	$1,125,000
M. J. Teale	66,000	1.0%	$24.219	1/31/10	$297,000
T. J. Webb	100,000	1.6%	$24.5625	1/24/10	$457,000
	63,000	1.0%	$24.219	1/31/10	283,500
A. F. Harris	110,000	1.7%	$24.219	1/31/10	$495,000
J. L. Kelly	63,000	1.0%	$24.219	1/31/10	$283,500

(1)	These stock options were granted under the 1991 Kellogg Company Key Employee Long Term Incentive Plan (the “1991 Incentive Plan”). The options have an exercise price equal to the fair market value of the common stock on the date of grant, generally expire ten years and one day after grant (if non-qualified options), and generally include (a) the right to pay the exercise price in cash or, subject to approval, with shares of stock previously acquired by the optionee; (b) the right to have shares of stock withheld by the Company to pay tax withholding obligations due in connection with the exercise; and (c) the right to receive an AOF option, which is described in footnote (4) on page 10 of this Proxy Statement. The options vest as follows: 50% of the options granted vest one year after the date of grant and 50% vest two years after the date of grant.

(2)	Grant date present value is determined using the Black-Scholes model. The model makes assumptions about future variables, so the actual value of the options may be greater or less than the values stated in the table. For new options, the calculations assume a dividend yield of 3.9%, volatility of approximately 25.6%, and a risk-free rate of return of 6.60% based on the U. S. Treasury bill rate for three-year maturities on the grant date. In view of the Company’s experience and the inherent motivation to exercise options early in their terms because of the accelerated ownership feature, options were assumed to be outstanding for three years at the time of exercise. Optionees may decide to exercise their options either earlier or later than this assumed period, resulting in different values from those shown in the table. No downward adjustments were made to the resulting grant date option value to account for potential forfeiture of these options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information regarding the pretax value realized from the exercise of stock options during 2000 and the value of in-the-money options held at December 29, 2000, by the persons named in the Summary Compensation Table.

			Number of Shares Underlying		Value of Unexercised,
			Unexercised Options at		In-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

C. M. Gutierrez	-0-	-0-	325,822	290,000	-0-	$588,990
M. J. Teale	-0-	-0-	252,492	84,000	-0-	$170,604
T. J. Webb	-0-	-0-	-0-	163,000	-0-	$296,703
A. F. Harris	-0-	-0-	198,191	133,000	-0-	$223,410
J. L. Kelly	-0-	-0-	62,500	125,500	-0-	$127,953

(1)	Based on the $26.25 per share closing price of Kellogg Company common stock on December 29, 2000.

Kellogg Company Retirement Plans

      Retirement benefits under the Kellogg Company Salaried Pension Plan (the “Pension Plan”), a defined benefit plan qualified under Section 401(a) of the Internal Revenue Code (the “Code”), are payable to salaried employees who have vested upon retirement at age 65 or in reduced amounts upon earlier retirement prior to age 65 in accordance with the Pension Plan. Benefits are based upon credited years of service and average annual compensation (salary and bonus) for the three consecutive years during the last ten years of employment producing the greatest average. Benefits are reduced by a portion of the retiree’s Social Security-covered compensation and, for retirees who were participants of a previous profit sharing plan, by certain amounts accrued pursuant to that plan. The Company also maintains a Supplemental Retirement Plan and an Excess Benefit Retirement Plan that provide for payment of benefits to all participants in the Pension Plan equal to the benefits that would have been payable under the Pension Plan but for certain limitations imposed by the Code. Estimated annual benefits payable upon retirement to persons of the specified compensation and years of credited service classifications, as reduced by Social Security benefits (assuming their present levels), are as shown in the following table. Such amounts assume payments in the form of a straight life annuity and include the payment of benefits under the Company’s Supplemental Retirement Plan and Excess Benefit Retirement Plan.

      At December 31, 2000, the credited years of service under the Pension Plan (as affected by certain supplemental pension arrangements described below) for the executive officers named in the Summary Compensation Table were as follows: Mr. Gutierrez, 25 years; Mr. Teale, 34 years; Mr. Webb, 3 years; Mr. Harris, 16 years; and Ms. Kelly, 6 years. Under Mr. Webb’s employment agreement, he is generally to receive credit, for purposes of a supplemental pension benefit based on the Pension Plan formula, for up to twelve additional years of service with the Company, with those additional years being credited on a 2-for-1 basis during his first six years of service with the Company. He is also generally to receive supplemental monthly payments (subject to certain exceptions and conditions) if, at the time his employment is terminated, his vested benefits under all the qualified and non-qualified retirement plans of the Company and his other employers (other than the Savings and Investment Plan, other 401(k) plans, or similar contractual benefits) would total less than an annual lifetime benefit of $167,000 payable at age 55. Under Ms. Kelly’s employment agreement, her 5 years of service with Sara Lee are to be used for a supplemental pension benefit based on the Pension Plan formula. The compensation covered by the Pension Plan and these supplemental pension arrangements is equal to the amounts shown in the Summary Compensation Table as Salary and Bonus.

	Years of Service

Remuneration	10	15	25	35	45

$ 300,000	$43,894	$65,842	$109,736	$153,630	$198,630

$ 500,000	$73,894	$110,842	$184,736	$258,630	$333,630

$ 750,000	$111,394	$167,092	$278,486	$389,880	$502,380

$1,000,000	$148,894	$223,342	$372,236	$521,130	$671,130

$1,500,000	$223,894	$335,842	$559,736	$783,630	$1,008,630

$2,000,000	$298,894	$448,342	$747,789	$1,046,130	$1,346,130

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is composed of non-employee, independent directors and is responsible for the establishment and oversight of executive compensation policies. The Company’s executive compensation program is significantly linked to share owner return. The emphasis is on pay for performance with individual, operational area, and corporate performance rewarded on a short- and long-term basis.

      The Company’s objective is to attract, retain, and motivate high-caliber executives who will deliver superior performance that enhances share owner value. To support this objective the Company has developed performance-based executive compensation plans with compensation opportunities targeted at the 50th percentile (base salary and annual bonus) and 65th percentile (long-term incentives) of the Company’s peer group of companies. Awards will vary above or below the targets of the peer group based on performance.

Compensation Principles

      To achieve the Company’s objectives, the Committee’s review of executive compensation incorporates the following compensation principles:

•	Compensation should encourage behavior that exemplifies the values that the Company believes are essential in building long-term growth in sales and profit, enhancing its worldwide leadership position, and providing increased value for share owners. These shared values are profit and growth, people, consumer satisfaction and quality, integrity and ethics, and social responsibility.

•	Compensation should be competitive with comparable organizations and should reward performance and contribution to the Company’s objectives.

•	As employees assume greater responsibilities, a larger proportion of their total compensation will be “at-risk” incentive compensation (both short- and long-term), subject to individual, operational area, and corporate performance measures.

•	Continuous improvement is expected in the defined targets and measures.

•	Equity-based incentives are an effective method of aligning the interests of employees and share owners and encouraging employees to think and act like owners.

      The Committee believes that a compensation program guided by these basic principles should work to ensure present and future leadership performance that will result in optimal returns to the Company’s share owners over time.

Total Compensation

      An executive’s total compensation is comprised of salary, annual bonus, long-term incentives, perquisites, and benefits. The target for total compensation for executives is the median (50th to 55th percentile) of a select group of eighteen companies (the “peer group”). These companies were chosen as a benchmark for establishing executive pay levels because of their superior reputation and performance and their relevance to Kellogg Company. Most of the companies that comprise the S&P Foods Group Index are included in this group. The Committee has confirmed through survey data supplied by a compensation consultant that total compensation for executives does not exceed the median of this group.

Salaries

      Executive salaries are established through a survey of the peer group conducted by a compensation consultant. Executive salaries are targeted at the median of this group of companies.

      The Company’s Executive Compensation Deferral Plan is designed to ensure that compensation is deductible under Section 162(m) of the Internal Revenue Code. Pursuant to this plan the portion of any executive’s salary that is over $950,000 is automatically deferred. The deferred amount is credited to an account in the form of units that are equivalent to the fair market value of the Company’s common stock. The units are payable upon retirement.

Annual Bonuses

      Target bonuses are a percentage of the executive’s base salary and are targeted at the median of the peer group. The target bonus is adjusted for appropriate corporate, operational area, and individual performance factors, given the functions of the particular executive. Corporate performance was determined based on net sales and operating profit budgets. In 2000, bonuses could range from 0% to 200% of the target bonus.

      In addition, the Company has a Senior Executive Officer Performance Bonus Plan (the “Performance Bonus Plan”) that is a performance-based plan intended to meet the deductibility requirements of Section 162(m). The Compensation Committee administers the Performance Bonus Plan. Awards are based on the achievement of pre-established performance factors, including long-term financial and non-financial objectives. With respect to the Chief Executive Officer (“CEO”), the factors are the same as those utilized by the Committee in its annual determination of his performance. The total of all bonuses granted under the Performance Bonus Plan shall not exceed 3/4 of 1% of the annual net income of the Company.

Long-Term Incentives

      The Company’s long-term incentive program currently consists of grants of options to purchase shares of the Company’s common stock, stock appreciation rights, restricted shares, or performance units under the 2001 Long-Term Incentive Plan. Compensation pursuant to these grants is tied directly and exclusively to stock performance so that each share owner must benefit before the recipient can receive any benefit from the grant. The 2001 Long-Term Incentive Plan is designed to attract, retain, and reward key employees of the Company and strengthen the mutuality of interest between key employees and the share owners of the Company. Stock options are targeted at the 65th percentile of the peer group. Under the 2001 Long-Term Incentive Plan, no individual may be granted options, stock appreciation rights, restricted shares, or performance units for more than two million, six hundred thousand shares in any calendar year.

      The Company believes that option grants under the 2001 Long-Term Incentive Plan meet the requirements for deductible compensation under Section 162(m). The Committee reserves the flexibility to award compensation outside of any plan qualifying under Section 162(m) should circumstances arise under which payment of such additional compensation would be in the best interests of the Company and its share owners.

      Pursuant to the Company’s Bonus Replacement Stock Option Plan, senior executives of the Company may annually elect to forego all, or a portion, of their annual bonus and receive stock options under the Company’s 1991 Incentive Plan. The Committee determines the number of options each senior executive receives using a formula based on the fair market value of the Company’s common stock on the date of grant.

      Pursuant to the 2001 Long-Term Incentive Plan, the Committee approved a program in early 2001 under which senior executives of the Company may receive a portion of their long-term incentives in performance units. The number of units earned would be based on the Company’s cumulative cash flow over a three-year period and would be settled in shares of the Company’s common stock. This program is intended to help recruit and retain key employees.

      The Committee previously approved a program under the Company’s 1991 Incentive Plan designed to award 10% of the bonus-eligible participants with approximately 10% of their salary in restricted stock. These grants were made in March 2000 and were intended to help retain key employees of the Company.

Chief Executive Officer Compensation

      For 2000, the Committee determined the salary, bonus, and long-term incentive awards of the CEO substantially in conformance with the policies described above for all other executives of the Company.

      The Committee evaluated the performance of the CEO based on the Company’s achievement of its long-term financial and non-financial objectives. The Committee has determined that the accountabilities for the CEO are business performance, strengthen the organization, and create the future. The accountability for business performance includes stock price performance, earnings growth, sales growth, and capital allocation. The accountability for strengthening the organization includes developing the strongest possible senior management team, the strongest possible talent in core jobs within the organization, continuous upgrade of talent, and diversity in the workforce. Creating the future includes developing, monitoring, updating, and implementing long-term business strategies.

      While the performance of the Company’s stock has been disappointing, the Committee believes that Mr. Gutierrez has developed a promising business strategy that will take some time to implement. It believes that keeping a motivated management team intact to implement the strategy is in the Company’s long-term best interests. The Committee also determined that capital allocation has been successfully managed. In the area of organizational talent, Mr. Gutierrez has developed a strong management team and strengthened talent in core jobs within the organization. The Committee also believes that he has been successful in continuously upgrading talent, in part through the implementation of a performance management system, in driving diversity, and in enhancing the Company’s reputation among the investment community, employees, consumers, customers, and the community.

      In addition, the Committee evaluated the performance of the CEO based upon a variety of short-term factors, including the Company’s net sales, net earnings, earnings per share, economic profit, and the extent to which strategic and business plan goals are met. The Committee does not assign relative weights or rankings to each of such factors but instead makes a subjective determination based upon a consideration of all such factors. The Committee believes that Mr. Gutierrez’s total compensation for 2000 appropriately reflects the Company’s performance as measured against all factors described in this paragraph and the preceding one.

COMPENSATION COMMITTEE

Claudio X. Gonzalez (Chairman)
Gordon Gund
J. Richard Munro
William C. Richardson
John L. Zabriskie
February 15, 2001

Stock Performance Graph

      The following graph compares the yearly change in the Company’s cumulative, five-year total share owner return with the Standard and Poor’s 500 Stock Index (the “S&P 500”) and the Standard and Poor’s Foods Group Index (the “S&P Foods”). The graph assumes that $100 was invested on December 31, 1995, in each of the Company’s common stock, the S&P 500, and the S&P Foods, and that all dividends were reinvested.

	1995	1996	1997	1998	1999	2000

KELLOGG	100	87	134	95	88	78

S&P 500	100	123	164	211	255	231

S&P FOODS	100	118	170	184	145	183

Proposal 2.

SHARE OWNER PROPOSAL

      The Comptroller of New York City, as custodian and/or trustee of the New York City Employees’ Retirement System, 1 Centre Street, New York, NY 10007-2341, which holds 289,350 shares of Kellogg Company common stock, has notified the Company that he intends to present the following proposal at the Annual Meeting of Share Owners.

      Adoption of the proposal will require the affirmative vote of holders of a majority of the shares of common stock represented in person or by proxy at the meeting. SEC rules require that we reprint the proposal as it was submitted to us. The proposal, as submitted, is as follows:

“Whereas, Kellogg Company currently has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations have led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected local human rights and religious organizations to strengthen compliance with international human rights norms in selected supplier factories, and

Whereas, these standards incorporate the conventions of the International Labor Organization (ILO) on workplace human rights which include the following principles:

1. All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98)

2. Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)

3. There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and 111)

4. Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

5. There shall be no use of child labor. (ILO Convention 138), and,

Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the company commit itself to the full implementation of the aforementioned human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASON:

Kellogg Company has strongly supported employee and human rights in the workplace, and has demonstrated social corporate responsibility, for years. We support the right of our employees to organize in accordance with applicable labor laws. And our employees have done so in many of our plant locations.

Our Global Code of Ethics describes our “enthusiastic” support for laws which prohibit unjustified discrimination based on a person’s race, color, gender, national origin, age, religion, disability, veteran status, marital status, or other protected characteristics. Another Kellogg policy also promotes fairness of employment opportunity regardless of sexual orientation.

Under our Global Code of Ethics, we evaluate our suppliers’ commitment to these rights as part of the selection process. We favor competitive suppliers who are proactive in contributing to the continued education and betterment of employees, and who provide equal opportunity to all.

We also have our suppliers demonstrate their own continued commitment to these rights. Our Global Code of Ethics provides that Kellogg Company will not knowingly do business with suppliers who employ non-family members under the age of 15, employ forced labor, or use corporal punishment to discipline employees, regardless of whether such practices are permitted by applicable law. Kellogg Company then exercises diligence to determine whether suppliers conform to these standards. Kellogg Company additionally has a long heritage of corporate social responsibility, beginning with our founder, W.K. Kellogg, who donated significant sums to charities and established foundations for the betterment of people. Our social responsibility efforts, including the volunteer hours of our dedicated employees, are focused on three major areas: Health and Human Services (including disaster relief and support of a national network of food banks); Child and Youth Development (including support of organizations promoting continued education and reading skills, as well as several organizations dedicated to significantly improving the conditions and lives of children around the world); and Community Development (including the NAACP, National Council of La Raza, and the United Way). And Kellogg’s corporate contributions, including donations of product, supplies, and equipment, exceed U.S. $40 million annually, which make Kellogg one of the “Most Generous Companies in America” according to Worth Magazine.

Because of our long history in demonstrating corporate social responsibility and in visibly supporting worker and human rights, the Company does not believe that it should incur the additional costs and complexities which would result from having an independent third party monitor our compliance with these standards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

Share Owner Recommendations for Director Nominees

      The Nominating and Corporate Governance Committee will consider share owner recommendations for nominees for membership on the Board of Directors. For the 2002 Annual Meeting of Share Owners, recommendations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49016-3599, which will forward them to the Chairman of the Nominating and Corporate Governance Committee. Recommendations must be in writing and must be received by the Company not earlier than December 1, 2001, and not later than January 30, 2002. Recommendations must also include certain other requirements specified in the Company’s Bylaws.

Share Owner Proposals for the 2002 Annual Meeting

      Share owner proposals submitted for inclusion in the Company’s proxy statement for the 2002 Annual Meeting of Share Owners must be received by the Company no later than November 16, 2001. If a share owner raises a matter at the 2002 Annual Meeting of Share Owners, the Company may exercise discretionary authority (vote the shares in the discretion of the persons named in the proxy card) unless the share owner notifies the Company of the matter before January 30, 2002.

Independent Public Accountants

      PricewaterhouseCoopers LLP is the independent auditor for the Company. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.

Annual Report on Form 10-K; No Incorporation by Reference

      Upon written request, the Company will provide any share owner, without charge, a copy of the Company’s Annual Report on Form 10-K for 2000 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to the Consumer Affairs Office, Kellogg Company, P.O. Box CAMB, Battle Creek, Michigan 49016-1986. You may also obtain this document and certain other of the Company’s SEC filings through the Internet at www.sec.gov.

      Notwithstanding any general language which may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “REPORT OF THE AUDIT COMMITTEE”, “REPORT

OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION (including the Stock Performance Graph)”, and “EXHIBIT A” shall not be incorporated by reference into any document filed with the SEC.

By Order of the Board of Directors,

Janet Langford Kelly

Executive Vice President
General Counsel and Secretary

March 16, 2001

Exhibit A

KELLOGG COMPANY

BOARD OF DIRECTORS

AUDIT COMMITTEE

CHARTER

February 17, 2000

Organization

      There shall be a Committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall be composed of at least three (3) Directors, all of whom are “independent directors” as defined in the NYSE Listed Company Manual, as amended, and who possess an adequate level of “financial literacy” within a reasonable period of time after their appointment to the Audit Committee. “Financial literacy” means the ability to read and understand the Company’s fundamental financial statements. At least one member of the Audit Committee must have accounting or related financial management expertise.

Statement of Policy

      The Audit Committee shall assist the Board in fulfilling its oversight responsibilities by reviewing financial information, the systems of internal controls and the audit process. In doing so it is the responsibility of the Audit Committee to maintain free and open means of communication between the Directors, the independent auditors, the internal auditors and the financial management of the Company.

      The Committee generally will meet six times annually with members of the Company’s management, representatives of the independent auditors and internal auditing. Four of such meetings are expected to be by conference call prior to the release of the Company’s interim financial statements. The Committee may hold additional meetings with any of the above-named groups as appropriate.

Responsibilities

      In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

      In carrying out these responsibilities, the Audit Committee will:

•	Review and recommend to the Directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries. The independent auditor is ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s shareholders. The Board and the Audit Committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditor. The Audit Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services which may impact the objectivity and independence of the auditors and for taking or recommending to the Board appropriate action to ensure the independence of the auditors. The Audit Committee will have a quarterly conference call to review the Company’s interim financial results with the independent auditors and the Company’s management.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•	Review with the independent auditors, the Company’s internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

•	Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, the budget and qualifications of internal auditors and the coordination of such plans with the independent auditors.

•	Receive a summary of completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

•	Review the financial statements contained in the annual report to shareholders with management and independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed.

•	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, any disputes with management and the cooperation that the independent auditors received during the course of the audit.

•	Review, internal auditing personnel and succession planning within the Company.

•	Meet with the General Counsel to discuss significant legal proceedings or contingencies.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	Review and assess the adequacy of the Audit Committee Charter on an annual basis.

A-2

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49016-3599

KELLOGG COMPANY PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735	VOTE BY PHONE – 1-800-690-8903
Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on April 26, 2001. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions anytime before 11:59 p.m. on April 26, 2001. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY MAIL –
Important Notice Regarding Delivery of Shareholder Documents	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kellogg Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KELLOGG COMPANY

The Kellogg Company Board of Directors recommends a vote FOR the following proposal. If you sign and return this card without marking, this proxy card will be treated as being FOR the following proposal.					For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

1.	ELECTION OF DIRECTORS (terms expiring in 2004) Nominees: 01) Benjamin S. Carson, Sr., 02) Gordon Gund, 03) Dorothy A. Johnson, 04) Ann McLaughlin Korologos				[ ]	[ ]	[ ]

The Board of Directors recommends a vote AGAINST the following share owner proposal. If you sign and return this card without marking, this proxy card will be treated as being AGAINST such proposal.					NOTE: Please sign exactly as name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

		For	Against	Abstain
2.	International Labor Standards and Human Rights	[ ]	[ ]	[ ]

	If you do not wish to have your material household as described in the enclosed document, please check the box to the right.			[ ]

	For address changes and/or comments, please check the box to the right.			[ ]

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

KELLOGG COMPANY

ADMISSION TICKET

You are cordially invited to attend the Annual Meeting of Share Owners of Kellogg Company to be held on Friday, April 27, 2001 at 1:00 p.m. at the W. K. Kellogg Auditorium, 60 West Van Buren Street, Battle Creek, Michigan.

You should present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and is not transferable. If your shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

KELLOGG COMPANY
PROXY FOR ANNUAL MEETING OF SHARE OWNERS APRIL 27, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned appoints C. M. Gutierrez and W. C. Richardson, or each one or both of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Share Owners of Kellogg Company to be held on April 27, 2001 and at any adjournments of the meeting, and to vote as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

IMPORTANT – This Proxy is continued and must be signed and dated on the reverse side.